We LLOYDS TSB BANK PLC (the “Bank”) of” 2nd Floor, 25 Gresham Street, London EC2V 7HN offer you EMRISE ELECTRONICS LIMITED (company registered number 01969006) of Cobbswood Industrial Estate, Brunswick Road, Ashford, Kent TN23 I EH a loan on the following terms and conditions.

SPECIFIC TERMS AND CONDITIONS

THE LOAN

The maximum amount of the loan shall be £750.000. This amount is to be used for the refinancing of your existing indebtedness with the Bank. The loan shall be borrowed in one amount on or before 31st August 2011 or such later date as the Bank may agree. You will not be entitled to borrow any amount that has not been borrowed by the agreed date. The proceeds of the loan will be credited to your current account no. 309716 00450767.

Interest is to be payable at a fixed rate and, because of this, if for any reason the loan is not borrowed on the date agreed, including non-satisfaction of the PRECONDITIONS set out below, you shall pay to the Bank the administration fee and any Break Cost as provided in clause 2.3 of the GENERAL TERMS AND CONDITIONS.

Unless the Rank agrees otherwise, the loan may not be borrowed until all the PRECONDITIONS set out below have been satisfied.

PRECONDITIONS

Unless received by the Bank prior to the date on which this agreement is signed by the Bank, the Bank is to receive in form and substance acceptable to the Bank the security and other documents (if any) listed in the Security Schedule to this agreement and the documents, evidence or other requirements of the preconditions (if any) set out in the Preconditions Schedule to this agreement. Any security received should be accompanied by such evidence as the Bank may reasonably require to confirm the value of such security and to confirm that such security is fully effective.

FEES AND COSTS

You shall pay any costs and expenses incurred by the Bank in assessing the loan, in the preparation of this agreement and of any amendment, waiver or consent letter at any time entered into, in the preparation, valuation, taking or release of any guarantee or security at any time given in connection with this agreement and in connection with the revaluation of any such security from time to lime. These costs and expenses may arise whether or not the loan is made available to you. Except in the case of the costs detailed below, the Bank will provide you with an estimate of the amount of any such costs and expenses before they are payable. The following charges shall be paid by you on demand by the Bank.

Security Costs £250 (estimated).

Estimated charges have been calculated on the basis of the Bank’s experience with similar transactions. The actual amount charged to you may be more or less than the estimated figure.

An arrangement fee of £11,250 is also payable. This fee shall be paid to the Bank by you on the date the loan is borrowed.

As mentioned in EARLY REPAYMENT FEES AND COSTS below and in clauses 2, 3, 5 & 6 of the GENERAL TERMS AND CONDITIONS, other costs may arise in connection with the loan or in connection with the repayment of the loan.

INTEREST

The rate of interest payable on the loan will be a fixed rate equal to the aggregate of an interest margin of 4.75% per annum and the rate (inclusive of regulatory costs - see clause 3.2 of the GENERAL TERMS AND CONDITIONS) quoted by the Bank’s Wholesale Markets division at or about the time of borrowing for the term of the loan.

Interest shall be paid by you 1 month after the date the loan is borrowed, at monthly intervals thereafter and on the date of final repayment of the loan.

Interest is calculated on a daily basis on the amount of the loan from time to time outstanding. Interest for any particular period is calculated on the number of days in that period and a year of 365 days.

If you fail to pay any amount payable under this agreement when due the rate of interest may be increased in accordance with clause 6.3 of the GENERAL TERMS AND CONDITIONS.

REPAYMENT

The loan is repayable in 60 consecutive monthly instalments in respect of principal only, commencing on the date which is 1 month after the date the loan is borrowed. The amount of these instalments will vary so that the total principal and interest to be paid by you each month is more or less equal.

EARLY REPAYMENT FEES AND COSTS

The loan may be repaid early in accordance with clause 2 of the GENERAL TERMS AND CONDITIONS. You shall, at the time an early repayment is made, pay to the Bank the administration fee and any Break Cost as provided in clause 2.3 of the GENERAL TERMS AND CONDITIONS.

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FINANCIAL COVENANTS

For as long as any moneys arc owing to the Bank under this agreement or the Bank is under any obligation under this agreement you shall comply with the financial covenant set out below.

Net Worth is at all times from and after 31st December 2011 to be maintained at not less than £4,200,000 and shall increase annually by not less than £200,000.

This covenant will be tested against each financial statement.

PERIOD OF OFFER

This agreement shall come into effect only if the Bank receives from you and finds in order a signed copy of this agreement on or before 15th August 2011 for such later date as the Bank may agree).

GENERAL TERMS AND CONDITIONS

Use of Loan Proceeds

1.1	Unless the loan is only for working capital or general business purposes, the amount borrowed shall be held in trust for the Bank until used for the purpose stated in the SPECIFIC TERMS AND CONDITIONS.

Repayment

2.1	You will repay the loan on the dates and in the manner set out in the REPAYMENT section of the SPECIFIC TERMS AND CONDITIONS.

If you fail to make any repayment in full and by the time the Bank calculates the next repayment instalment amount, the Bank may (at its discretion and without prejudice to the Bank’s rights expressed in clause 6.1 below):

(a)	increase the amount of that next instalment and each of your remaining regular instalments proportionately to ensure that the full balance of the loan is repaid within the agreed term of the loan;

(b)	extend the term of the loan; or

(c)	increase the amount of the final repayment instalment.

The Bank will apply any payments it receives from you against any interest before any other amounts on your account, including the outstanding principal balance of the loan. This will not apply to payments made specifically for fees and/or charges or where the Bank collects the interest and principal that make up your repayment from separate accounts.

2.2	You may at any time after giving at least 5 business days’ notice to the Bank make early repayment of all of the loan together with interest accrued to the date of payment and any amount that may be payable pursuant to clause 2.3 below. The loan may not be borrowed again once it has been repaid. You may not make an early repayment of part of the loan unless the Bank agrees to the request by you to make such an early repayment. If the Bank agrees to allow an early repayment of part of the loan, such early repayment shall be made together with interest accrued to the date of payment and any amount that may be payable pursuant to clause 2.3 below. Each early repayment of part of the loan must be of at least £10.000 (excluding accrued interest) and no amount repaid early may be borrowed again. If the loan is to be repaid in more than one amount, the Bank will decide how to apply the early repayment, either (a) by reducing subsequent repayments proportionately or (b) by applying the early repayment to the then latest scheduled repayment instalments so as to reduce the term of the loan.

2.3	The fixed rate of interest will protect you against the risk of an increase in interest rates during the time the fixed rate applies. The Bank, however, also needs to be protected if you repay the loan early or for any reason you do not borrow the loan in full within the period or, as the case may be, on the date agreed, and owing to a fall in interest rates the Bank is not able to re-lend at the same interest rate as for the loan.

You. therefore, agree that, if interest on the loan is to be payable at a fixed rate of interest during any part of its term and (a) for any reason you do not borrow the loan in full within the period or, as the case may be, on the date agreed, or (b) on any day during any fixed rate period you repay the loan early in whole or in part or are required (pursuant to the terms of this agreement) to repay the loan early (the date referred to in (a) or, as the case may be, (b) above being hereinafter referred to as the “Break Date”) you will pay to the Bank on the Break Date the Break Cost and an administration fee of £250.

For the purposes of this agreement, the “Break Cost” is the amount by which:

(i)	the gross interest which the Bank would have been entitled to receive on the amount not borrowed or. as the case may be. on the amount repaid early (had the loan been drawn in full and repaid in accordance with the originally agreed repayment structure) for the period from the Break Date to the last day of the fixed rate period less any amount payable in respect of the interest margin chargeable by the Bank,

Exceeds

(ii)	the interest which the Bank would be able to obtain by placing an amount equal to the amount not borrowed or, as the case may be, the amount repaid early on deposit with a leading bank in the London interbank market for the period from the Break Date to the last day of the fixed rate period and with the same repayment structure as agreed for the loan

.

The Bank will certify (such certificate to be conclusive in the absence of fraud or manifest error) lo you the Break Cost.

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LLYDS TSB BANK PLC and EMRISE ELECTRONICS LIMITED

Increased Costs and Changes in Circumstances

3.1	In running its business the Bank and any holding company of the Bank each has to comply with certain regulations and requirements laid down by regulatory and other official organisations or bodies as well as the law generally. The rate of interest quoted in the SPECIFIC TERMS AND CONDITIONS has been set in the light of how this affects the cost (to the Bank and any such holding company) of the Bank funding, agreeing to make and of making the loan available at the time the Bank signed this agreement. If. as a result of any new laws, regulations or requirements or any changes in existing ones or in the interpretation or application of any existing ones, such cost is increased, the Bank may increase the rate of interest charged on the loan to compensate for that extra cost. The Bank will advise you in writing within 30 days of such increase taking effect

3.2	The fixed rate of interest specified in the SPECIFIC TERMS AND CONDITIONS includes regulatory costs. These arc the costs to the Bank at the time the Bank signed this agreement in funding, agreeing to make and making the loan available that result from complying with the liquidity, monetary control, prudential requirements and supervisory charge requirements of the Bank of England, the Financial Services Authority and any other regulatory authority. Regulatory costs may vary from time to time and any such variation may result in the Bank changing the fixed rate of interest payable on the loan. The Bank will determine the regulatory costs on each date interest on the loan is due to be paid and, if in the Bank’s opinion there is then a material difference (either up or down) in regulatory costs it will advise you in writing within 30 days of the new rate of interest then to apply to the loan.

3.3	(a)		If the currency in which the loan is denominated is due to be or has been converted into the euro or into any other currency as a result of a change in law. the Bank can amend any term of this agreement. Such an amendment will be only to the extent the Bank thinks necessary to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency and to put the Bank in the same position, so far as possible, that it would have been in if no change in currency had occurred.

	(b)		The Bank can also change any term of this agreement at any time (even if” an Event of Default has not occurred):

		(i)	to reflect the introduction of or any other change in law or in any code of practice which applies to the Bank or the way the Bank is regulated;

		(ii)	to reflect any changes the Bank makes to its systems or processes: or

		(iii)	if the change is to your advantage.

	(c)		If the Bank makes a change pursuant to this clause 3.3 which is to your disadvantage, the Bank will give you 30 days’ prior notice. This notice may be by letter, email, text, statement inserts or messages or in any other way which is sent to you. The Bank can make any other changes straight away by telling you personally or by putting notices in a selection of national newspapers, in its branches or on its website within the next 30 days.

	(d)		At any time within 60 days of receipt of the Bank’s 30 days’ notice (as referred to in paragraph (c) above) you may make early repayment of all (but not part) of the loan. Such repayment shall be in accordance with clause 2 above (including the payment to the Bank of the administration fee and any Break Cost as provided in clause 2.3 above).

Representations

4.1	You represent that:

(a)	all action required or necessary to authorise the execution of this agreement and the security documents (if any) required from you by this agreement and the performance of your obligations under and in connection with this agreement and such security documents has been taken,

(b)	neither the execution of this agreement nor the performance of your obligations under and in connection with this agreement, including the giving of any security, will constitute or result in any breach of any agreement, law, requirement or regulation (including, for the avoidance of doubt, your constitutive documents),

(c)	no material litigation, administrative or judicial proceedings are presently pending or threatened against you, any of your subsidiaries or any of your or any such subsidiary’s directors,

(d)	there has been no material adverse change in your financial condition or that of any of your subsidiaries since the date of the financial statement received by the Bank prior to the date on which this agreement is signed by the Bank, and

(e)	no Event of Default (as described in clause 6.1 below) has occurred and is continuing and no circumstance has occurred which, with the giving of notice or the passing of time, could become or cause an Event of Default.

4.2	You shall be deemed to repeat the above representations on each day (with reference to the facts and circumstances then existing) prior to borrowing the loan and thereafter until all amounts payable to the Bank under this agreement have been paid.

Undertakings

Prior to borrowing the loan and thereafter until all amounts payable to the Bank under this agreement have been paid:

5.1 neither you nor any of your subsidiaries shall without the Bank’s consent:

(a)	create or allow to be in place any mortgage, charge or other security interest or encumbrance over the whole or any part of your or their business or any of the property, income or other assets of your or their business or enter into any transaction which in the Bank’s opinion has a similar effect, or factor or assign any debts,

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(b)	part with, sell, transfer, lease or otherwise dispose of (or attempt or agree to do any such thing) the whole or any material part of your or any of your subsidiary’s undertaking, property, revenue or assets (either by a single transaction or a number of transactions whether related or not) other than for full value on an arm’s length basis (save that no such parting with, sale, transfer, lease or other disposal may be made or entered into (i) if it would breach the terms of any security document given to the Bank, or (ii) in respect of any undertaking, property, revenue or asset over which the Bank then has a fixed charge or fixed security interest)

(c)	change the nature of your or their business as it is now conducted,

(d)	agree or enter into any substantial property transaction as set out in Sections 190 to 196 of the Companies Act 2006, or

(e)	make any loan, give any guarantee or provide any other security as set out in Sections 197 to 214 of the Companies Act 2006 or allow any such loan, guarantee or other security to continue,

5.2	you shall provide to the Bank:

(a)	copies of your financial statement within 270 days of the end of each financial year, and

(b)	copies of your monthly management accounts in a form acceptable to the Bank within 45 days of the end of the period to which they relate. The Bank may at its option require such management accounts to incorporate an age- analysis of debtors, a schedule of all tenancies (if any) of any property held by the Bank as security at the date of the accounts, and/or a breakdown of stock in trade, and

(c)	copies of any financial information or information regarding any security that the Bank may from time to time reasonably request promptly on request and within any timescale reasonably required by the Bank,

5.3	you and each of your subsidiaries shall maintain with reputable underwriters or insurance companies adequate insurance on and over your respective business and assets. Such insurance is to be against such risks and to the extent usual for persons carrying on a business such as That carried on by you or, as the case may be, by the relevant subsidiary and is, if so requested by the Bank at any time, to include appropriate terrorism cover. From time to time upon the request of the Bank, you shall furnish the Bank with evidence of such insurance,

5.4	in respect of any pension policy or life policy held by or charged to the Bank, you agree to ensure that the premiums are paid when due and, upon request from the Bank at any time, promptly to provide the Bank with evidence that payment has been made. In the case of any such pension policy you also agree:

(a)	upon request by the Bank at any time, promptly to provide the Bank with evidence that the commutation proceeds will be paid to the Bank,

(b)	except to the extent that you have and apply other funds in repayment of the loan, to take the maximum benefit of the pension policy by way of commutation and to apply that benefit in repayment of the loan when due, and

(c)	not to agree to any arrangement that would reduce the commutation amount of the pension policy nor arrange far any transfer to be made from the pension policy.

5.5	if the purpose of the loan (as slated in the SPECIFIC TERMS AND CONDITIONS) involves building works or works enabling building works affecting any property, you agree that promptly upon request by the Bank at any time you shall:

(a)	provide the Bank with evidence in a form acceptable to the Bank that you have obtained all necessary permissions and approvals for the proposed works and have entered into (in a form of contract acceptable to the Bank) all contracts necessary for the due completion of the proposed works. You will at all times ensure that any other party to any such contract (whether or not such contract has been provided to the Bank) complies with the contract in accordance with its terms. You shall not, without the consent of the Bank, agree to any modification in the terms of any contract which has been provided to the Bank, or terminate any such contract or stop work on any proposed works prior to completion of the works, and

(b)	provide to the Bank confirmations (each in a form and from a party acceptable to the Bank) of all expenditure on the works. The Bank may refuse to permit the borrowing of the loan if the amount to be borrowed under this agreement in respect of the works exceeds the total expenditure detailed in the confirmations, and

5.6	you agree to reduce the loan (in accordance with clause 2 above, including the payment to the Bank of the administration fee and any Break Cost as provided in clause 2.3 above) or to provide the Bank with additional security acceptable to the Bank if the ratio of the loan to the value of the security given to the Bank is at any time higher than that applicable on the date this agreement was signed by the Bank and agree to provide such evidence as the Bank may from time to time require to confirm the value of such security and to confirm that the security remains fully effective. If the loan is to be repaid in more than one amount, the Bank will decide how to apply any early repayment, either (a) by reducing subsequent repayments proportionately or (b) by applying the early repayment to the then latest scheduled repayment instalment(s) so as to reduce the term of the loan.

Default and Termination

6.1	The events listed in (a) to (k) below are called “Events of Default”. As soon as an Event of Default happens or at any time thereafter, by giving notice to you, the Bank may cancel any obligations it has to lend money to you and may also make the loan become repayable on demand. When the loan is repayable on demand, you must repay the loan to the Bank together with all interest which has accrued on the loan and any other amounts owing under this agreement (including the payment to the Bank of the administration fee and any Break Cost as provided in clause 2.3 above) as soon as the Bank requests you to pay these amounts. The Bank may do this at the time the loan becomes repayable on demand or at any later time.

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Events of Default

(a)	you fail to pay when due any indebtedness owed by you to the Bank.

(b)	you fail to comply with any other obligation or undertaking to the Bank or with the terms of any other agreement with the Bank or an event of default arises in connection with any other agreement with the Bank.

(c) any representation or statement made by you to the Bank, whether or not in connection with this agreement, proves to have been incorrect or inaccurate when made or deemed made,

(d)	you fail to pay when due any indebtedness owed by you to another creditor or any of your creditors changes (or obtains the right to change) the original date on which that indebtedness is or was due to be paid to an earlier date as a result of your failure to comply with obligations in connection with that indebtedness,

(e)	any person with a legal claim takes possession or a receiver, administrator, custodian, trustee, liquidator or similar official is appointed of the whole or any part of your business or of any of the assets of your business or an administration application is presented or made for the making of an administration order or a notice of intention to appoint an administrator is issued by you or your directors or by the holder of a qualifying floating charge or notice of appointment of an administrator is Filed by any person with the court or a judgment, decree or diligence is made or granted against you,

(f)	proceedings are commenced or a petition is presented or an order is made or a resolution is passed for your winding up or you are or become insolvent or you stop or threaten to stop payment of your debts generally or you are deemed by law unable to pay your debts or you or your directors convene or become obliged to convene a meeting of shareholders or creditors with a view to winding up or an application is made in connection with a moratorium or a proposal to creditors for a voluntary arrangement by you or you take any action (including entering negotiations) with a view to readjustment, rescheduling, forgiveness or deferral of any part of your indebtedness,

(g)	you cease or threaten to cease to carry on your business in the normal course or fail to maintain or breach any franchise, licence or right necessary to conduct your business or breach any legislation relating to your business, including but not limited to any applicable environmental protection laws,

(h)	the persons who now control you cease to have such control,

(i)	any guarantee, other security or other document or arrangement relied upon by the Bank in connection with the loan ceases to be continuing or ceases to remain fully effective or notice of discontinuance is received by the Bank or if the Bank reasonably believes that the effectiveness of any such document or arrangement is in doubt or if any provision of such document or arrangement is not complied with for any reason or any favourable tax treatment afforded to any pension policy or to any life policy held by or charged to the Bank ceases to be available,

(j)	any of the above events occur in relation to any parent or subsidiary or any guarantor of or other provider of security for the loan or, in the case of any individual that provides any guarantee or other security for the loan, a petition is presented for a bankruptcy or sequestration order against any such individual or any such individual dies or becomes incapable of managing his or her affairs because of any lack of mental capacity, or any action is taken in any jurisdiction which is similar or analogous to any of the above events in respect of you or any of the above mentioned parties, or

(k) you fail or have foiled to disclose to the Bank any important information that is relevant to the loan or the security required or you undertake or are subject to any action or occurrence which the Bank reasonably believes could place at risk the payment of any amount owing to the Bank.

6.2	If any Event of Default happens or anything happens that might lead to an Event of Default, you shall inform the Bank immediately.

6.3	If any amount payable in respect of this agreement is not paid when due (including any amount payable under this clause 6) you shall pay interest on that amount at the default rate from the date on which the amount was due until it is paid to the Bank. Interest, if unpaid, shall be added to the amount in default at monthly intervals. The default rate shall be the rate determined by the Bank to be 3% per annum higher than the rate of interest specified in the SPECIFIC TERMS AND CONDITIONS that would normally apply.

6.4	You shall indemnify the Bank against any costs incurred or losses reasonably sustained by the Bank as the result of any Event of Default happening or any failure by you to pay any amount demanded by the Bank as a result of an Event of Default.

6.5	You shall also pay any costs and expenses reasonably incurred by the Bank in enforcing or perfecting any security for the loan and in enforcing or preserving its rights under this agreement.

Assignment and Securitisation

7.1	This agreement is for the benefit of the contracting parties, their respective successors and permitted assigns. The agreement does not and will not confer any benefit on or be enforceable by any third party (other than by any such successor or permitted assign).

7.2	The Bank may at any time and without any further consent agree or enter into a Transfer, although, without prejudice to any other type of transfer, no Transfer of the Bank’s obligations shall be effective until such time as the Transferee shall have confirmed that it is bound by the terms of this agreement: Following such confirmation you shall look only to the Transferee in respect of that portion of the Bank’s obligations transferred to the Transferee. You will not assign any of your rights or transfer any of your obligations under this agreement without the prior written consent of the Bank.

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7.3	The Bank may disclose any information about you or any of your subsidiaries to their auditors for the time being, to any Transferee or potential Transferee, to any rating agency or listing authority, to any advisers of any such party or of the Bank and to any other person to whom the Bank believes it is reasonable to disclose such information in connection with any proposed Transfer. This may include information about your finances or the finances of any subsidiary, the loan and any security document relating to. or other document relied on by the Bank in connection with, this agreement.

7.4	You will co-operate with and assist the Bank to complete any proposed Transfer. In particular, you will assist the Bank in transferring the benefit of any security document given in connection with this agreement, whether that Transfer is to the Transferee or to a security trustee appointed by the Bank and/or the Transferee. The Bank will reimburse you for all legal and other out of pocket costs and expenses including any registration (or similar) fees incurred with the prior written agreement of the Bank in connection with requests made by the Bank pursuant to this clause 7.4.

Other

8.1	This agreement and any non-contractual obligations arising from or connected with this agreement shall be governed by- English law and is subject to the jurisdiction of the English Courts. The Bank may take action against you in any other jurisdiction where proceedings may be lawfully commenced.

8.2	No delay or omission by the Bank in exercising any of its rights hereunder shall operate or be construed as a waiver, nor shall any single or partial exercise of any such right prevent any other or further exercise thereof or the exercise of any other right.

8.3	If the loan is to be borrowed, or if any payment becomes due from you, on a day which is not a business day then the amount concerned will be borrowed or, as the case may be, will become payable on the next business day. All payments from you are to be made without any set-off, deduction or withholding of any nature.

8.4	The Bank may use any credit balance there may be on any of your accounts towards payment of any amounts owed by you to the Bank under this agreement without notifying you beforehand, whether such credit balances are in sterling or any other currency or are deposited for fixed or determinable periods.

8.5	Unless otherwise agreed by the Bank you shall at all times during the term of this agreement keep a current account (or other account for the purposes of meeting all payments due to the Bank under and in connection with this agreement) with the Bank and all amounts from time to time due to the Bank under this agreement may be debited to that account. You shall keep enough money in the account (or ensure that there are sufficient funds available within any agreed overdraft) to meet all such payments as they become due.

8.6	Any security given to the Bank (whether given before the date on which this agreement is signed by the Bank or at any time in the future and whether or not specified in this agreement) shall, unless otherwise agreed by the Bank, be security not only for the loan but also for all other moneys and liabilities whether certain or contingent at any time due, owing or incurred by you to the Bank.

8.7	This agreement and all communications from you to the Bank in connection with this agreement and the loan (all of which are to be sent in writing to the Bank at the address given at the heading of this agreement or to such other address as the Bank may from lime to time advise) shall be signed on your behalf either in accordance with the mandate given by you to the Bank, or if requested by the Bank, in accordance with a specific resolution of your Board of Directors. All communications (whether given by you or by the Bank) relating to the loan and any change to this agreement shall be in English.

8.8	The Bank will not be liable for any loss, damage, interruption, delay or non-performance in connection with this agreement caused in whole or in part by events which are beyond the Bank’s reasonable control. This may include, for example, explosion, terrorism, war. riot or other civil disturbance or failure or interruption of any electronic communications system.

8.9	Any change to this agreement that is not permitted in this agreement must be made in writing and be signed by the contracting parties.

8.10	The SPECIFIC TERMS AND CONDITIONS and GENERAL TERMS AND CONDITIONS shall be read and construed as one agreement.

8.11	References in this agreement to:

an Act or any other statutory provision shall be deemed to mean and to include a reference to any amendment to or restatement of that Act or other provision for the time being in force.

the Bank includes its successors and assigns.

a business day means a day other than a Saturday or a Sunday on which banks are open for normal business in England and Wales.

control shall have the meaning given to it in Section 995 of the Income Tax Act 2007.

financial statement means at any particular time the latest consolidated annual balance sheet and profit and loss account (being audited or signed by an independent accountant if so required by law or by the Bank at any time and being prepared on the same basis, containing a similar level of detail and in accordance with the same accounting principles as, and for an accounting reference period consistent with, the latest such balance sheet and profit and loss account received by the Bank prior to the date on which this agreement is signed by the Bank) of you and your subsidiaries together with the notes to both.

loan means, at any particular time, the total amount which may be borrowed by you under this agreement or, if appropriate, the total amount which has been debited to the loan account and remains outstanding at such time. The loan may, at any time, include any interest, costs and charges added to the loan account in accordance with this agreement.

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month means a calendar month.

parent and subsidiary shall have respectively the meaning given to parent undertaking and subsidiary undertaking in Section 1162 of the Companies Act 2006. During any period in which you do not have a subsidiary, all references to your subsidiaries shall be ignored and the relevant text read and construed accordingly.

Transfer means any assignment, transfer, securitisation or other disposal by the Bank of all or any of its rights or obligations under this agreement to any other person, the sale of any participation in any such rights or obligations to any other person, and any other transaction of any nature which has the effect of transferring the economic or credit risks or rewards of the Bank under or in connection with this agreement to any other person.

Transferee means any person to whom a Transfer is made or with whom a Transfer is entered into.

8.12	For the purposes of the financial covenants:

Net Worth shall mean at any particular time the aggregate of the amount paid up on your issued share capital and the consolidated distributable and non-distributable reserves of you and your subsidiaries but (a) after deducting the total of any debit balance on profit and loss account and the book value of goodwill and any other intangible assets, and (b) excluding any minority interests in subsidiaries and any increase in the valuation of assets subsequent to the date of the financial statement.

Use of Personal Information and Credit, Fraud and Identification Checks

When you apply to open an account, the Bank will check its own records for information on individuals who are Key Account Parties. “Key Account Parties’” are individuals who are sole traders, proprietors, partners, directors, members, beneficial owners, trustees or other controlling officials of the business or organisation including signatories to the account. The Bank may also carry out a search through credit reference agencies on these individuals. The credit reference agencies will keep a record of this search and this record may be used by other organisations to verify their identities. The Bank may also check or share information with fraud prevention agencies to prevent fraud and money laundering.

When you apply for credit and credit related or other facilities, the Bank may carry out a search through credit reference agencies on you and/or Key Account Parties. The credit reference agencies will keep a record of this search whether or not the application proceeds. A record of the search on personal files will not be made available to other organisations. A record of the search on the business file will be made available to other organisations. The Bank may also check or share information with fraud prevention agencies to prevent fraud and money laundering.

When you have an account with the Bank, the Bank may disclose how you have run your account(s) to credit reference agencies. If you borrow and do not repay in full and on time, the Bank may tell the credit reference agencies. The Bank may make periodic searches of the Lloyds Banking Group records and credit reference agencies to manage your account(s) including to make decisions whether to continue or extend existing credit. The “Lloyds Banking Group” includes the Bank and a number of other companies using brands including Lloyds TSB. Halifax and Bank of Scotland, and their associated companies. More information on the Lloyds Banking Croup can be found at www.lloydsbankinggroup.com. For these purposes “associated companies” includes Lloyds Banking Group plc and any subsidiary, affiliate or other firm directly or indirectly controlled from time to time by either Lloyds Banking Group plc or by the Bank.

The Bank may also check and share information with fraud prevention agencies to prevent fraud and money laundering.

If false or inaccurate information is provided or fraud is suspected, details may be passed to fraud prevention agencies and other relevant agencies.

If you or Key Account Parties ask, the Bank will tell you or them which credit reference and fraud prevention agencies it has used so you or they can get a copy of your or their details from these agencies.

This is a condensed guide to the use of your personal and business information by the Bank and at credit reference and fraud prevention agencies. If you would like to read full details of how data may be used, please visit the website at www.lloydstsb.com/commercial/customcrdata or contact your relationship manager.

Preconditions Schedule

No preconditions required.

Security Schedule

(1)	an unlimited debenture from Emrise Electronics Limited, and

(2)	an omnibus guarantee and set off agreement dated 3rd June 2008 among the Bank. Emrise Electronics Limited, Xcel Power Systems Limited and Pascall Electronics Limited

Continuation of a LOAN AGREEMENT between LLOYDS TSB BANK PlC and EMRISE ELECTRONICS LIMITED	8

You acknowledge having received, read and understood a copy of this agreement and, in consideration of the Bank agreeing to grant the loan, agree to the SPECIFIC TERMS AND CONDITIONS and to the GENERAL TERMS AND CONDITIONS set out above (together the “agreement’’)- You also acknowledge that this agreement comprises all the terms currently applicable to the loan and that no representation, warranty or undertaking has been made by the Bank in connection with the loan which is not set out in this agreement and, in deciding to enter into this agreement and to proceed with any transaction or project for which the loan has been sought, you recognise that the Bank has no duty to give you advice and you have not received or relied upon any advice given by the Bank.

Signed for and on behalf of Emrise Electronics Limited by

	(signature)		(signature)
*Director/Authorised Signatory/		*Director/Authorised Signatory/

	(name)		(name)

Pursuant to a Resolution of the Board dated	2 nd August 2011#

 19/7/2011

Date

Important note:

This agreement creates legal obligations. Before signing you may wish to take independent advice.

Please note that if you do not make any borrowing on the date agreed or, for any reason, you repay early, or are required to repay early, the loan or any part of the loan, you will have to compensate the Bank for its costs and losses.

www.lloydstsb.com

Please contact your relationship manager if you would like this agreement in Braille, large print or on audio tape. The Bank accepts calls made though RNID Typetalk.

Calls may be monitored or recorded in case the Bank needs to check it has carried out your instructions correctly and to help improve its quality of service.

1 ..loyds TSB Bank plc Registered Office: 25 Gresham Street, London EC2V 7 HN. Registered in England Number 2065.

Authorised and regulated by the Financial Services Authority.

Version 27042011